Exhibit 99.1

Contact:

Kosan Biosciences Incorporated

Susan M. Kanaya

Chief Financial Officer

(510) 732-8400 ext. 5227

kanaya@kosan.com

FOR IMMEDIATE RELEASE

Kosan Reports Second Quarter and Six-Month Financial Results

Hayward, CA. July 28, 2005 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and six months ended June 30, 2005. Total operating expenses were $11.0 million and $22.2 million for the quarter and six months ended June 30, 2005, respectively, compared to $11.4 million and $22.1 million in the same periods last year. Kosan increased spending in its Hsp90 inhibitor program, which was partially offset by lower spending on its epothilone analog program given the selection of KOS-1584 as a follow-on epothilone compound and its advancement into Phase I clinical trials, as explained below. Kosan’s total operating expenses do not reflect costs incurred by partners Roche or the National Cancer Institute (NCI) in connection with clinical trials that Roche is conducting in connection with the Company’s epothilone program and the NCI is conducting in connection with the Company’s Hsp90 inhibitor program.

Revenues were $3.3 million and $6.2 million for the second quarter and six months ended June 30, 2005, respectively, compared to $5.9 million and $12.3 million in the same periods in 2004, substantially all of which was generated under the Roche-Kosan global development and commercialization agreement in both periods. Revenues in the 2004 period included research funding from Roche for the identification of an epothilone analog as a follow-on compound to KOS-862; this research funding concluded in the third quarter of 2004 as a result of the selection of KOS-1584 as a second-generation epothilone compound and its advancement into clinical testing. Clinical development of KOS-1584 is being funded by Roche. Advancing KOS-1584 into the clinic also resulted in a change in the estimated clinical development period with Roche, which extended the amortization period of up-front payments.

Net losses for the quarter and six months ended June 30, 2005 were $7.3 million and $15.3 million, or $0.25 and $0.53 per share, compared to $5.2 million and $9.3 million, or $0.18 and $0.32 per share, in the same periods for the prior year. At June 30, 2005, cash, cash equivalents and marketable securities totaled $69.3 million, compared to $83.4 million at December 31, 2004. In July 2005, Kosan secured a $35 million credit facility, which provides flexibility to its overall financing strategy as Kosan’s anticancer drug candidates advance further in the clinic.

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Q2 Earnings – Page 2

Clinical Highlights

During the quarter, Kosan reported continued clinical progress in its two oncology programs. In the Company’s epothilone program, KOS-862 (Epothilone D) successfully advanced to the second stage of a two-stage Simon design in a Phase II clinical trial in breast cancer. The compound is also being evaluated in an ongoing Phase II clinical trial in prostate cancer, as well as in several Phase Ib chemotherapy combination trials. A second-generation epothilone, KOS-1584, continues in Phase I testing. In Kosan’s Hsp90 inhibitor program, KOS-1022 (DMAG), a second-generation Kosan-proprietary compound, entered into Phase I clinical trials in hematologic cancers, supplementing the multiple ongoing NCI-sponsored Phase I clinical trials in solid tumors. KOS-953, a proprietary formulation of 17-AAG (the Company’s first generation Hsp90 inhibitor compound), continues in Phase I and Phase Ib combination clinical trials. Data from these programs were reported at the American Society of Clinical Oncology (ASCO) annual meeting in May 2005 and the European Hematology Association 10th Congress in June 2005, including the following highlights:

•	Preliminary Phase II data on KOS-862 in patients with metastatic breast cancer demonstrated that two of ten evaluable patients had confirmed partial responses, suggesting encouraging anti-tumor activity.

•	Preliminary Phase II data on KOS-862 in patients with non-small cell lung cancer demonstrated biologic activity and possible safety advantages over other epothilones.

•	Preliminary data from two Phase Ib trials of KOS-862 administered in combination with carboplatin and gemcitabine suggested encouraging preliminary anti-tumor activity.

•	Preliminary Phase I and Phase Ib results of KOS-953 as monotherapy and in combination with bortezomib, respectively, in patients with multiple myeloma showed early signs of activity and tolerability in an advanced and heavily pretreated patient population.

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II and Phase Ib clinical trials: KOS-862 (Epothilone D) and 17-AAG, an Hsp90 (heat shock protein 90) inhibitor and geldanamycin analog. KOS-862, the Company’s lead drug candidate, has a mechanism of action similar to taxanes and is partnered with Roche in a global development and commercialization agreement, along with a follow-on compound, KOS-1584, currently in Phase I testing. 17-AAG targets multiple pathways required for tumor growth and is being developed in collaboration with the National Cancer Institute, in addition to a second-generation geldanamycin analog, KOS-1022 (DMAG), now in Phase I trials. Kosan also has a proprietary formulation of 17-AAG, called KOS-953, in Phase I and Phase Ib trials. Kosan has generated a pipeline of potentially significant product candidates for cancer, infectious disease and other therapeutic areas based on its proprietary technologies for discovering, developing and manufacturing polyketide analogs. Polyketides are an important class of natural products that have yielded numerous pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

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Q2 Earnings – Page 3

This press release contains “forward-looking” statements, including statements related to ongoing and further development of, and the potential for, Kosan’s product candidates, including KOS-862, KOS-1584, 17-AAG, KOS-953 and KOS-1022, in the treatment of cancer. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the clinical advancement of KOS-862, KOS-1584, 17-AAG, KOS-953 and KOS-1022 and the costs of conducting clinical studies for these product candidates; Kosan’s dependence on its collaborations with Roche and the NCI for development of its product candidates; Kosan’s dependence on its collaboration with Roche for most of its revenues; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,897	$5,111	$5,513	$11,234
Grant revenue	441	829	700	1,067

Total revenues	3,338	5,940	6,213	12,301
Operating expenses:
Research and development	9,471	10,000	19,126	19,341
General and administrative	1,523	1,388	3,064	2,791

Total operating expenses	10,994	11,388	22,190	22,132

Loss from operations	(7,656)	(5,448)	(15,977)	(9,831)
Net interest income	340	268	646	526

Net loss	$(7,316)	$(5,180)	$(15,331)	$(9,305)

Basic and diluted net loss per common share	$(0.25)	$(0.18)	$(0.53)	$(0.32)

Shares used in computing basic and diluted net loss per common share	29,194	28,899	29,146	28,827

Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Cash, cash equivalents and marketable securities	$69,259	$83,393
Total assets	$80,385	$96,613

Deferred revenue	$13,791	$15,430
Total liabilities	$25,897	$27,427
Total liabilities and stockholders’ equity	$80,385	$96,613

Shares issued and outstanding	29,206	29,096